Exhibit 99

Eaton Reports Third Quarter Earnings Per Share of $1.44

Third Quarter Adjusted Earnings Per Share of $1.52, Up 6 Percent Over the Third Quarter of 2018, Excluding Acquisition and Divestiture Costs and 2018 Arbitration Decision Expense

Record Adjusted Segment Margin in Third Quarter of 18.7 Percent

Operating Cash Flow in Third Quarter of $1.1 Billion, A New Quarterly Record

Lowering Midpoint of Full-Year 2019 Adjusted Earnings Per Share Guidance to $5.72, Nine Cents Below Current Consensus Due to Lower Markets

Operating Cash Flow for 2019 Now Expected to be Between $3.4 Billion and $3.6 Billion, $100 Million Above Prior Guidance

DUBLIN--(BUSINESS WIRE)--October 29, 2019--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.44 for the third quarter of 2019. Adjusted earnings per share, which exclude charges of $0.08 per share for acquisition and divestiture transaction and integration costs, were $1.52. This represents an increase of 6 percent over the third quarter of 2018, excluding the 2018 arbitration decision related to the legacy Cooper business.

Sales in the third quarter of 2019 were $5.3 billion, down 2 percent from the third quarter of 2018. Organic sales were down 1 percent and negative currency translation was 1½ percent, partially offset by the acquisitions of Ulusoy and Innovative Switchgear, which added ½ percent to sales.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had a solid third quarter, with adjusted earnings per share up 6 percent over 2018 excluding the 2018 arbitration decision, despite market growth coming in significantly lower than our expectations. Our organic sales growth was down 1 percent. As we began the quarter, we expected organic sales would be up 3 percent. Our adjusted segment margins in the third quarter were 18.7 percent, an all-time record and above the high end of our guidance. This represents a 110 basis point improvement over the third quarter of 2018. We had all-time record margins in three of our segments - - Electrical Products, Electrical Systems and Services, and Aerospace. Together, these three segments represent nearly 80 percent of our segment operating profits.

“Operating cash flow in the third quarter was $1.1 billion, a new quarterly record. We now expect full year 2019 operating cash flow to be between $3.4 billion and $3.6 billion, $100 million above our prior guidance. This reflects a cash conversion ratio above 120 percent,” said Arnold. “We continued to return substantial cash to our shareholders in the quarter, repurchasing $539 million of our shares, bringing our year-to-date repurchases to a total of $949 million, or 2.8 percent of the shares outstanding at the start of 2019.

“For full year 2019, we now expect organic sales to grow 1 percent, compared to our previous estimate of 3 percent, and we estimate the impact of negative currency translation to be $350 million, $50 million higher than our previous expectation. As a result, we now expect 2019 adjusted earnings per share to be between $5.67 and $5.77, down at the midpoint 9 cents from consensus, and representing a 6 percent increase over 2018, excluding the 2018 arbitration decision,” said Arnold. “Accordingly, for the fourth quarter of 2019, we anticipate adjusted earnings per share to be between $1.36 and $1.46.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, flat with the third quarter of 2018. Organic sales were up 1 percent, offset by negative currency translation of 1 percent. Operating profits were $358 million. Excluding $4 million of transaction costs related to the divestiture of the Lighting business, adjusted operating profits were $362 million, up 6 percent over the third quarter of 2018.

“Operating margins in the third quarter were 20.0 percent,” said Arnold. “Excluding costs related to the divestiture of the Lighting business, adjusted operating margins were 20.3 percent, up 110 basis points over 2018 and an all-time quarterly record.

“In mid-October, we signed an agreement to sell our lighting business to Signify for a price of $1.4 billion,” said Arnold. “We believe this is a good outcome for our employees and shareholders.

“Orders in the third quarter, excluding Lighting, were up 1 percent, with growth strongest in residential and commercial construction markets in the Americas,” said Arnold.

Sales for the Electrical Systems and Services segment were $1.6 billion, up 3 percent over the third quarter of 2018. Organic sales were up 3 percent and the acquisition of Ulusoy and Innovative Switchgear added 1½ percent to sales, which was partially offset by negative currency translation of 1½ percent. Operating profits were $284 million. Excluding transaction and acquisition integration costs of $3 million related to Ulusoy and Innovative Switchgear, adjusted operating profits were $287 million, up 23 percent over the third quarter of 2018.

“Operating margins were 18.1 percent. Excluding transaction and acquisition integration costs, adjusted operating margins were 18.3 percent, an improvement of 290 basis points over 2018 and an all-time record,” said Arnold. “The twelve-month rolling average of our orders in the third quarter was up 5 percent, with growth across all regions. Excluding hyperscale data center orders, which are sometimes lumpy due to customers placing orders for multiple years in a single quarter, the twelve-month rolling average of our orders in the third quarter was up 8 percent, the same as in the second quarter.”

Hydraulics segment sales were $603 million, down 10 percent from the third quarter of 2018. Organic sales were down 8 percent and negative currency translation was 2 percent. Revenue declined due to weakness in the global mobile equipment market and destocking at both OEMs and distributors. Operating profits in the third quarter were $72 million, down 23 percent from the third quarter of 2018.

“We were pleased to see the margin step up in Hydraulics in the third quarter, with margins rising to 11.9 percent versus 11.5 percent in the second quarter of this year despite seasonally lower revenue,” said Arnold. “Orders in the third quarter decreased 14 percent from the third quarter of 2018, driven by continued weakness in the global mobile equipment market.”

Aerospace segment sales were $513 million, up 7 percent over the third quarter of 2018. Organic sales were up 8 percent, partially offset by negative currency translation of 1 percent. Operating profits in the third quarter were $129 million, up 23 percent over the third quarter of 2018.

“Operating margins in the quarter were 25.1 percent, an all-time record, up 310 basis points over 2018,” said Arnold. “The twelve-month rolling average of our orders in the third quarter was up 13 percent. We saw particular strength in orders for the military market, specifically for fighters, rotorcraft, and aftermarket, as well as for business jets.”

The Vehicle segment posted sales of $761 million, down 13 percent from the third quarter of 2018. Organic sales were down 12 percent and currency translation was negative 1 percent. Operating profits in the third quarter were $139 million, down 16 percent from the third quarter of 2018.

“Operating margins in the quarter were 18.3 percent,” said Arnold. “Our revenue in Vehicle declined due to global weakness in light vehicle markets, as well as revenues that transferred over to the Eaton Cummins joint venture.”

eMobility segment sales were $79 million, down 1 percent from the third quarter of 2018. Organic sales were flat and negative currency translation was 1 percent. Operating profits in the third quarter were $4 million, down 60 percent from the third quarter of 2018 due to increased investment in research and development. Operating margins in the quarter were 5.1 percent.

Eaton is a power management company with 2018 sales of $21.6 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 100,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning fourth quarter and full-year 2019 earnings per share, as well as full-year 2019 operating cash flow, organic sales, and currency translation. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the nine months ended September 30, 2019 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2019	2018	2019	2018
Net sales	$5,314	$5,412	$16,152	$16,150

Cost of products sold	3,512	3,597	10,782	10,841
Selling and administrative expense	885	889	2,709	2,679
Research and development expense	147	138	454	439
Interest expense - net	54	67	183	205
Arbitration decision expense	—	275	—	275
Other (income) expense - net	(2)	7	(35)	13
Income before income taxes	718	439	2,059	1,698
Income tax expense	116	23	299	184
Net income	602	416	1,760	1,514
Less net income for noncontrolling interests	(1)	—	(1)	—
Net income attributable to Eaton ordinary shareholders	$601	$416	$1,759	$1,514

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.44	$0.95	$4.16	$3.45
Basic	1.44	0.96	4.18	3.47

Weighted-average number of ordinary shares outstanding
Diluted	418.4	436.3	422.5	438.4
Basic	416.6	433.5	420.7	435.8

Cash dividends declared per ordinary share	$0.71	$0.66	$2.13	$1.98

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$601	$416	$1,759	$1,514
Excluding acquisition integration and divestiture charges (after-tax)	35	—	60	—
Adjusted earnings	$636	$416	$1,819	$1,514

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.44	$0.95	$4.16	$3.45
Excluding per share impact of acquisition integration and divestiture charges (after-tax)	0.08	—	0.14	—
Adjusted earnings per ordinary share	$1.52	$0.95	$4.30	$3.45

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2019	2018	2019	2018
Net sales
Electrical Products	$1,786	$1,789	$5,395	$5,327
Electrical Systems and Services	1,572	1,519	4,618	4,413
Hydraulics	603	670	1,987	2,103
Aerospace	513	478	1,532	1,399
Vehicle	761	876	2,374	2,668
eMobility	79	80	246	240
Total net sales	$5,314	$5,412	$16,152	$16,150

Segment operating profit
Electrical Products	$358	$343	$1,050	$984
Electrical Systems and Services	284	234	751	628
Hydraulics	72	94	232	285
Aerospace	129	105	372	284
Vehicle	139	166	397	464
eMobility	4	10	16	35
Total segment operating profit	986	952	2,818	2,680

Corporate
Amortization of intangible assets	(93)	(95)	(280)	(289)
Interest expense - net	(54)	(67)	(183)	(205)
Pension and other postretirement benefits expense	(5)	(3)	(7)	(4)
Arbitration decision expense	—	(275)	—	(275)
Other corporate expense - net	(116)	(73)	(289)	(209)
Income before income taxes	718	439	2,059	1,698
Income tax expense	116	23	299	184
Net income	602	416	1,760	1,514
Less net income for noncontrolling interests	(1)	—	(1)	—
Net income attributable to Eaton ordinary shareholders	$601	$416	$1,759	$1,514

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
(In millions)
Assets
Current assets
Cash	$549	$283
Short-term investments	281	157
Accounts receivable - net	3,787	3,858
Inventory	2,901	2,785
Prepaid expenses and other current assets	494	507
Total current assets	8,012	7,590

Property, plant and equipment - net	3,483	3,467

Other noncurrent assets
Goodwill	13,337	13,328
Other intangible assets	4,657	4,846
Operating lease assets	444	—
Deferred income taxes	294	293
Other assets	1,668	1,568
Total assets	$31,895	$31,092

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$2	$414
Current portion of long-term debt	6	339
Accounts payable	2,290	2,130
Accrued compensation	421	457
Other current liabilities	1,942	1,814
Total current liabilities	4,661	5,154

Noncurrent liabilities
Long-term debt	8,013	6,768
Pension liabilities	1,239	1,304
Other postretirement benefits liabilities	322	321
Operating lease liabilities	333	—
Deferred income taxes	309	349
Other noncurrent liabilities	1,118	1,054
Total noncurrent liabilities	11,334	9,796

Shareholders’ equity
Eaton shareholders’ equity	15,848	16,107
Noncontrolling interests	52	35
Total equity	15,900	16,142
Total liabilities and equity	$31,895	$31,092

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE THIRD QUARTER 2019 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and operating profit before acquisition integration and divestiture charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Net income per ordinary share of $4.91 for the year ended December 31, 2018 was $5.39 excluding the $0.48 per share expense from an arbitration decision related to the legacy Cooper Industries business acquired in 2012. Net income per ordinary share of $0.95 for the third quarter of 2018 was $1.43 excluding $0.48 per share impact from the expense related to the arbitration decision.

Note 2. ACQUISITION INTEGRATION AND DIVESTITURE CHARGES

Eaton incurs integration charges related to acquired businesses, and transaction and other charges to divest and exit businesses. A summary of these charges follows:

	Acquisition integration and divestiture charges		Operating profit as reported		Operating profit excluding acquisition integration and divestiture charges
	Three months ended September 30, 2019
	2019	2018	2019	2018	2019	2018
Business segment
Electrical Products	$4	$—	$358	$343	$362	$343
Electrical Systems and Services	3	—	284	234	287	234
Hydraulics	—	—	72	94	72	94
Aerospace	—	—	129	105	129	105
Vehicle	—	—	139	166	139	166
eMobility	—	—	4	10	4	10
Total business segments	7	—	$986	$952	$993	$952
Corporate	32	—
Total acquisition integration and divestiture charges before income taxes	39	—
Income taxes	4	—
Total after income taxes	$35	$—
Per ordinary share - diluted	$0.08	$—

	Acquisition integration and divestiture charges		Operating profit as reported		Operating profit excluding acquisition integration and divestiture charges
	Nine months ended September 30, 2019
	2019	2018	2019	2018	2019	2018
Business segment
Electrical Products	$6	$—	$1,050	$984	$1,056	$984
Electrical Systems and Services	4	—	751	628	755	628
Hydraulics	—	—	232	285	232	285
Aerospace	—	—	372	284	372	284
Vehicle	—	—	397	464	397	464
eMobility	—	—	16	35	16	35
Total business segments	10	—	$2,818	$2,680	$2,828	$2,680
Corporate	55	—
Total acquisition integration and divestiture charges before income taxes	65	—
Income taxes	5	—
Total after income taxes	$60	$—
Per ordinary share - diluted	$0.14	$—

Business segment charges in 2019 related to the planned divestiture of the Lighting business and the acquisitions of Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S. and Innovative Switchgear Solutions, Inc., and were included in Cost of products sold, Selling and administrative expense or Research and development expense. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate charges in 2019 are primarily related to the planned divestiture of the Lighting business and other charges to exit businesses and were included in Selling and administrative expense and Other (income) expense-net. In Business Segment Information, the charges were included in Other corporate expense - net.

Contacts

Eaton Corporation plc
Kelly Jasko, Media Relations, +1 (440) 523-5304
kellymjasko@eaton.com
or
Yan Jin, Investor Relations, +1 (440) 523-7558